Exhibit 99.1

Company Contact:	Investor Relations:
John Conron, Chief Financial Officer
(301) 633-7709	Equity Communications

Media Contact: Planet Communications	Ira Weingarten (805) 897-1880
Deanne Eagle (917) 837-5866	Steve Chizzik (908) 688-9111

NEURALSTEM INC. REPORTS 2008 FIRST QUARTER FINANCIAL
RESULTS AND EVENTS

Rockville, MD. May 15, 2008 -- Neuralstem Inc. (AMEX:CUR) today reported financial results for the three months ended March 31, 2008.

For the first quarter of 2008, the company reported a net loss of $2,274,452, or $(0.07) per share, compared to a net loss of $949,242, or $(0.04) per share, for the comparable 2007 period. The increase in net loss year to year was due to an increase in non cash stock-based compensation expense of approximately $1,019,000.

Result of Operations for the Three Months ending March 31, 2008 and 2007

Revenues for the three months ended March 31, 2008 and 2007 were $0 and $181,825 respectively.

Research and development expenses for the three months ended March 31, 2008 and 2007 were $1,198,843 and $845,589, respectively. The increase in expenses in current period consists mainly of payroll and payroll related expenses, stock-based compensation expense, research supplies and costs incurred in connection with specific research grants.

General and administrative expenses for the three months ended March 31, 2008 and 2007 were $1,083,169, and $291,053, respectively. The principal increase in expenses in 2008 versus 2007 is a result of increased stock-based compensation expenses, payroll and legal (both patent and corporate).

Other income for the three months ended March 31, 2008 and 2007 were $21,317, and $18,556, respectively. The increase in 2008 relates to interest income derived from our higher cash deposit balance compared to prior period.

Net loss for the three months ended March 31, 2008 and 2007 was $2,274,452 and $949,242, respectively.

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2008	2007

Revenues	$-	$181,825

Operating expenses

Research and development costs	1,198,843	845,589
General, selling and administrative expense	1,083,169	291,053
Depreciation and amortization	13,757	12,981

Total	2,295,769	1,149,623
Operating loss	(2,295,769)	(967,798)

Nonoperating income (expense)
Interest Inc.	21,317	18,903
Interest expense	-	(347)

Net loss	$(2,274,452)	$(949,242)

Net loss per share, basic and dilutive	$(0.07)	$(0.04)

Average number of shares of common stock outstanding	31,762,872	26,585,549

BALANCE SHEETS

	March 31,	December 31,
	2008	2007
ASSETS	(Unaudited)
CURRENT ASSETS
Cash	$8,257,850	$7,403,737
Prepaid expenses	124,064	130,719
Total current assets	8,381,914	7,534,456

Property and equipment, net	155,182	136,920
Other assets	49,272	43,271
Intangible assets, net	111,016	111,406

Total assets	$8,697,384	$7,826,053

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$494,007	$1,016,699

Total liabilities	494,007	1,016,699

STOCKHOLDERS' EQUITY
Preferred stock	-	-
Common stock	320,759	314,016
Additional paid-in capital	55,813,067	52,151,245
Accumulated deficit	(47,930,449)	(45,655,997)
Total stockholders' equity	8,203,377	6,809,354

Total liabilities and stockholders' equity	$8,697,384	$7,826,053

Highlights 2008

In May StemCells Inc. filed a second patent lawsuit against the Company in a California federal court, alleging infringement of two patents related to human neural stem cells. A previous patent suit filed by StemCells against the Company in a Maryland court, which is currently on hold, involves different patents. The Company responded to the two new patent infringement suits by saying that it believes them, and the earlier claims by StemCells, Inc., to be baseless.

Previously in May 2008 the Company filed a suite against StemCells, Inc. stating, among other things, that StemCells intentionally withheld crucial information highly material to the patentability of StemCells' "new" patent (US Pat No. 7,361,505) and that this was done with the intent to deceive the United States Patent Office in order to get the ‘505 patent allowed. Neuralstem is asking for a declaratory judgment that the patent is unenforceable. The suit will be filed in the United States District Court for the District of Maryland Southern Division.

Also in May 2008 Neuralstem filed a motion to re-open the infringement lawsuit with StemCells, Inc. and to have the stay lifted, so that the case can be disposed of on summary judgment as soon as possible. The company announced that the recent actions of the U.S. Patent Office now entitles the company to summary judgment in the case and that Patent Office actions have destroyed the basis for the infringement suit filed by StemCells, Inc.

In April the European Patent Office granted Neuralstem a European patent EP0915968, covering the "Isolation, Propagation and Directed Differentiation of Stem Cells from Embryonic and Adult Central Nervous System of Mammals." The European patent has been validated in several European countries including France, Germany, Ireland, Spain, Sweden, Switzerland and the United Kingdom.

In February 2008 Korean conglomerate, CJ CheilJedang Corporation (“CJ”) purchased an option to negotiate for the exclusive license to Neuralstem's stem cell products and technology after the company completes a successful human clinical trial. As part of the agreement, CJ has purchased $2.5 million worth of Neuralstem stock at $4.063 per share. The terms of the license will be negotiated after the first successful human trial. CJ exclusive markets will include: Korea, Indonesia, Philippines, Malaysia, Singapore and Vietnam, with a first right of negotiation for China and Japan.

About Neuralstem

Neuralstem's patent-protected technology provides, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company expects that its first Investigational New Drug (IND) application will be for the treatment of Ischemic Paraplegia, a form of paraplegia that sometimes results from the surgery to repair aortic aneurysms and for which there is currently no effective treatment. The Company hopes to submit its initial IND application to the FDA and begin its first human trial during calendar year 2008.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Paraplegia, Traumatic Spinal Cord Injury, ALS, and Parkinson's disease. The company's Cells recently extended the life of rats with ALS (Lou Gehrig's disease) in an experiment outlined in a paper published in the journal TRANSPLANTATION, and were deemed viable for continued work in neurodegenerative spinal conditions. Neuralstem cells also recently reversed paralysis in rats with Ischemic Spastic Paraplegia, a form of paralysis that can result from the surgery to repair aortic aneurysms, as reported in NEUROSCIENCE (http://www.neuroscience-ibro.com/ ). The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. For further information, please visit http://www.neuralstem.com .

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about Neuralstem, Inc. which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and Neuralstem's future performance, operations and products. This and other "Risk Factors" contained in Neuralstem's public filings with the SEC should be read in connection with this release. For further information on Neuralstem, please review the company's filings with the SEC including its Annual Report filed on Form 10-KSB for the period ended December 31, 2007, as well as the company's subsequent filings.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended March 31, 2008.

CONTACTS:

Media:

Deanne Eagle Planet Communications 917-837-5866 deanneeagle@gmail.com

Investors:
Equity Communication

Ira Weingarten (West Coast)
805.897.1880 ira@equitycommunication.com

Steve Chizzik (East Coast)
908.688.9111 steve@equitycommunication.com

At Neuralstem:
John Conron, Chief Financial Officer,
301-633-7709, jconron@Neuralstem.com